UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55619	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

SpringHill Suites Located in Green Bay, Wisconsin

On May 2, 2016, Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company”), through LVP SHS Green Bay LLC (“LVP SHS Green Bay”), a subsidiary of Lightstone Value Plus REIT III LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions VII LLC (the “Assignor”), an affiliate of the Company’s sponsor, the Lightstone Group.  Under the terms of the Assignment, LVP SHS Green Bay was assigned the rights and assumed the obligations of the Assignor with respect to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated January 12, 2016, as amended, made between the Assignor, as the purchaser, and Green Bay CS Hotel Group LLC (the “Seller”) as the seller, whereby the Assignor contracted to purchase a 127-room select service hotel located in Green Bay, Wisconsin, which operates as a SpringHill Suites by Marriott (the “SpringHill Suites – Green Bay”) pursuant to an existing franchise agreement with Marriott International, Inc. (“Marriott”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 2, 2016, the Company, through LVP SHS Green Bay, completed the acquisition of the SpringHill Suites – Green Bay from the Seller, an unrelated third party, for approximately $18.3 million, which equates to approximately $143,700 per room, excluding closing and other acquisition related costs. The acquisition was funded with approximately $8.1 million of offering proceeds from the Company’s initial public offering (the “Offering”) and approximately $10.2 million of proceeds from a $14.5 million Revolving Promissory Note (the “Green Bay Promissory Note”) from the operating partnership of Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone II”), a real estate investment trust also sponsored by the Company’s sponsor. In connection with the acquisition, the Company’s advisor received an acquisition fee equal to 1.0% of the purchase price of $18.3 million, or $183,000.

The Green Bay Promissory Note was entered into on May 2, 2016, has a term of one year (with an option for an additional year), bears interest at a floating rate of three-month Libor plus 6.0% and requires quarterly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Company paid an origination fee of $145,000 to Lightstone II in connection with the Green Bay Promissory Note and pledged its ownership interest in the SpringHill Suites – Green Bay as collateral for the Green Bay Promissory Note.

The SpringHill Suites – Green Bay was built in 2007 and substantial renovations were completed in 2013. The Company expects to complete certain renovations and improvements to bring the SpringHill Suites – Green Bay up to latest standards at an estimated cost of $500,000 which will be funded with proceeds from the Offering and/or remaining availability under the Green Bay Promissory Note.

The capitalization rate for the acquisition of the SpringHill Suites – Green Bay was approximately 9.8%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended November 30, 2015. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The Company believes that the SpringHill Suites – Green Bay is favorably located in Green Bay, Wisconsin. The SpringHill Suites – Green Bay is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

The Company has established a taxable REIT subsidiary, LVP SHS Green Bay Holding Corp (“LVP SHS Green Bay TRS”), which has entered into an operating lease agreement for the SpringHill Suites – Green Bay.  LVP SHS Green Bay TRS also entered into a management agreement with an unrelated third party for the management of the SpringHill Suites – Green Bay commencing on May 2, 2016 and a franchise agreement (the “Franchise Agreement”) with Marriott, pursuant to which the SpringHill Suites – Green Bay will continue to operate as a “SpringHill Suites by Marriott,” commencing on May 2, 2016 through June 21, 2033.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained with respect to the Green Bay Revolving Promissory Note in Item 2.01 “Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Lansing Revolving Promissory Note

On May 2, 2016, the Company entered into an $8.0 million Revolving Promissory Note (the “Lansing Promissory Note”)with Lightstone II. The Lansing Promissory Note has a term of one year (with an option for an additional year), bears interest at a floating rate of three-month Libor plus 6.0% and requires quarterly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Company paid an origination fee of $80,000 to Lightstone II in connection with the Lansing Promissory Note and pledged its ownership interest in an 86-room select service hotel located in Lansing, Michigan, which operates as the Hampton Inn - Lansing as collateral for the Lansing Promissory Note.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: May 6, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer